Exhibit 99.1

The Oncology Institute Announces Changes to Board of Directors

Richard Barasch to Retire; Anne McGeorge Brings Extensive Financial Experience to Role as New Chairman

CERRITOS, Calif., August 13, 2025 (GLOBE NEWSWIRE) -- The Oncology Institute, Inc. (“TOI”) (NASDAQ: TOI) one of the largest value-based oncology groups in the United States, today announced that Richard Barasch will retire from his role as Chairman of the Board, effective August 12, 2025. Anne McGeorge, who currently serves as a Board Member and Chair of the Audit Committee, will succeed Barasch in the role.

“We are thrilled to have Anne McGeorge serve as our next Chairman of the Board,” said Daniel Virnich, MD, CEO of The Oncology Institute. “Having worked with Anne since she joined The Oncology Institute’s board in 2021, I feel confident that she is the right person for the job. Her extensive experience in providing strategic guidance to management teams, deep knowledge of the healthcare space and proven financial acumen have been greatly beneficial to The Oncology Institute thus far and we look forward to working even more closely with her as she takes on this leadership role.”

Ms. McGeorge brings over 35 years of experience as a trusted operational and financial advisor to healthcare organizations. Before retiring in 2017, she helped launch Grant Thornton LLP’s Global Health Care and Life Sciences Practice and served as the managing partner for 10 years, growing it into a $250 million global business during her time in the position. Earlier in her career, she was a partner at both Deloitte and Arthur Andersen and an adjunct professor at the University of North Carolina School of Public Health. Currently, Ms. McGeorge serves on the board of directors and as the chair of the Audit Committee of Dianthus Therapeutics (NASDAQ: DNTH), a clinical-stage biotechnology company, Nimbus Therapeutics and CitiusTech, both privately held healthcare companies, CLEAR Insurance, a Cayman based Captive Insurance Company, and the William and Mary Business School Foundation. She holds an MS degree in Accounting from the University of Virginia and a BBA degree in Accounting from William & Mary.

"I am honored to serve as Chairman and look forward to working with the board and management team to continue advancing our mission of providing exceptional oncology care," said Ms. McGeorge.

Dr. Virnich added, "We thank Richard for his outstanding leadership and dedication to The Oncology Institute. Under his guidance, we became a publicly traded company, strengthened our management team, and we were able to prove our business model and value to payors outside of California. The leadership that he brought to our Board and the organization as a whole will have a lasting impact.”

Mr. Richard Barasch said, ““Having been with The Oncology Institute since it became a public company, I have had the privilege of getting to know this impressive mission-driven organization, so capably led by CEO Dan Virnich. Anne McGeorge is the best candidate to take over my role  as Chairman, and I look forward to seeing the contributions she will surely make with her impressive experience and skillset.”

About The Oncology Institute

Founded in 2007, The Oncology Institute, Inc. (NASDAQ: TOI) is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.9 million patients including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With over 180 employed and affiliate clinicians and over 100 clinics and affiliate locations of care across five states and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Contacts

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